SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2008
ViaSat, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21767	33-0174996
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
6155 El Camino Real
Carlsbad, California 92009
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (760) 476-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     This Current Report on Form 8-K is filed by ViaSat, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

ITEM 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     At its meeting on May 14, 2008, the Company’s Compensation and Human Resources Committee of the Board of Directors (the “Committee”) approved the annual base salaries of the Company’s executive officers for fiscal year 2009 after a review of such individuals’ performance, experience and contribution as well as competitive market data. The following table sets forth the annual base salary amounts for fiscal year 2009 for the Company’s Named Executive Officers.
Named Executive Officers Compensation

Name and Principal Position	FY 2009 Salary

Mark D. Dankberg	$640,000
Chairman and CEO

Richard A. Baldridge	$490,000
President and COO

Ronald G. Wangerin	$355,000
Vice President and CFO

Steven R. Hart	$305,000
Vice President-Engineering, Co-Chief Technical Officer

Mark J. Miller	$290,000
Vice President, Co-Chief Technical Officer
     On May 14, 2008, the Compensation Committee also approved the terms of the fiscal year 2009 Annual Bonus Program (the “Bonus Program”) applicable to key employees of the Company, including the Company’s executive officers. The design of the Bonus Program is substantially similar to the Company’s previous bonus programs, which reward achievement at specified levels of financial and individual performance.
     Under the Bonus Program, each executive officer position has an assigned base target bonus level, expressed as a percent of fiscal year end annual salary. The target bonus levels are competitive with target bonuses for similar positions reported in independent, third-party published surveys reviewed by the Committee. Depending upon corporate financial performance and individual performance, each officer may earn less than or more than the base target. Target bonuses for the Company’s named executive officers under the Bonus Program range from approximately 40% to 100% of a named executive officer’s base salary. Two components comprise the fundamental design of the Bonus Program:
•	Financial Performance of the Company. Financial performance includes earnings, revenue, net operating asset (“NOA”) turnover and awards, with the greatest emphasis on earnings. The level of performance, upon which the bonus award is based, is determined from the ratio of fiscal year-end earnings, revenue, NOA turnover, and awards compared to the planned amounts reviewed by the Committee and the Board of Directors at the beginning of the fiscal year.

•	Individual & Organizational Performance. This discretionary component enables the Committee and the Board to adjust the annual bonus based on each executive officer’s performance and contribution to the Company during the fiscal year.
     The Company expects to adopt a similar bonus program for future fiscal years, which will reward achievement at specified levels of financial and individual performance and will contain target bonuses consistent with those disclosed above. Such financial performance will be measured against the corporate performance criteria discussed above.
     The Committee’s approval of the terms of the Bonus Program shall not be deemed to create an enforceable agreement between the Company and any employee or executive officer, and the Committee retains discretion to reduce or refuse to authorize any awards under the Bonus Program despite attainment of any specific objectives. No rights to any awards shall be deemed to exist unless and until the Board of Directors or, with respect to non-executive officers, the Company authorizes payment of any awards under the Bonus Program following the completion of any fiscal year measurement periods.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2008	ViaSat, Inc.
	By:	/s/ Keven Lippert
Keven Lippert
Vice President and General Counsel